Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2017

- Revenue for First Quarter of Fiscal 2018 was $264 million -
- Company Reduced Used Equipment Inventory during Fiscal First Quarter by $16 million or 9.7% -
- Company Updates Full Year Fiscal 2018 Modeling Assumptions -

West Fargo, ND – May 25, 2017 – Titan Machinery Inc. (Nasdaq: TITN), a leading global dealership with a network of full-service agricultural and construction stores, today reported financial results for the fiscal first quarter ended April 30, 2017.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Overall first quarter financial results were generally in line with our expectations. Due to the stabilizing Agriculture equipment inventory environment and the progress we have made in reducing our equipment inventory, we are seeing equipment margin improvement sooner than originally expected, as well as stronger equipment demand within our International segment. Offsetting these developments were higher than anticipated operating expenses due to delayed benefits resulting from our restructuring efforts. We are confident in our estimate that the restructuring initiative will result in annual expense reductions of $25 million, however due to later than anticipated implementation, the cost savings for fiscal 2018 will be less than previously expected. We continue to be well positioned for improved bottom line results in fiscal 2018 despite continued soft demand in our domestic Agriculture and Construction markets. In addition, our restructuring efforts and continued focus on reducing equipment inventory positions us well for the future.”

Fiscal 2018 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2018, revenue was $264.1 million, compared to $284.9 million in the first quarter last year. Equipment sales were $167.9 million for the first quarter of fiscal 2018, compared to $184.9 million in the first quarter last year. Parts sales were $56.6 million for the first quarter of fiscal 2018, compared to $57.5 million in the first quarter last year. Revenue generated from service was $28.8 million for the first quarter of fiscal 2018, compared to $31.0 million in the first quarter last year. Revenue from rental and other was $10.9 million for the first quarter of fiscal 2018, compared to $11.5 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2018 was $48.9 million, compared to $53.5 million in the first quarter last year. The Company’s gross profit margin was 18.5% in the first quarter of fiscal 2018, compared to 18.8% in the first quarter last year. Gross profit from parts, service and rental and other for the first quarter of fiscal 2018 was 74.7% of overall gross profit, compared to 72.8% in the first quarter last year.

Operating expenses decreased by $2.5 million to $52.0 million, or 19.6% of revenue, for the first quarter of fiscal 2018, compared to $54.5 million, or 19.1% of revenue, for the first quarter of last year. The increase in operating expenses as a percentage of revenue was primarily due to the decrease in total revenue in the first quarter of fiscal 2018, as compared to the first quarter of fiscal 2017.

Floorplan interest expense was $2.7 million for the first quarter of fiscal 2018, compared to $3.7 million in the first quarter of last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the first quarter of fiscal 2018. Other interest expense was $2.1 million for the first quarter of fiscal 2018, compared to $1.0 million in the first quarter of last year. Other interest expense for the first quarter of fiscal 2017 included a $2.1 million gain recognized as a result of repurchases of our senior convertible notes during the quarter.

Restructuring costs were $2.3 million for the first quarter of fiscal 2018, compared to $0.2 million for the same period last year. The restructuring costs recognized in the first quarter of fiscal 2018 are the result of our restructuring plan announced on February 9, 2017 to consolidate certain dealership locations and to implement a reorganization of our operating structure. The Company closed one Construction location during the fourth quarter ended January 31, 2017 and expects to close 14 Agriculture locations during the first half of fiscal 2018. The restructuring plan is expected to result in a significant reduction in expenses while allowing the Company to continue to provide a leading level of service to its customers. The non-recurring pre-tax costs associated with this restructuring plan, consisting primarily of lease termination costs and termination benefits, are estimated to be an additional $7.0 million for the remainder of fiscal 2018.

In the first quarter of fiscal 2018, net loss including noncontrolling interest was $5.9 million, or loss per diluted share of $0.27, compared to a net loss including noncontrolling interest of $3.9 million, or loss per diluted share of $0.17 for the first quarter of last year.

On a non-GAAP basis, adjusted net loss including noncontrolling interest for the first quarter of fiscal 2018 was $4.2 million, or adjusted loss per diluted share of $0.19, compared to adjusted net loss including noncontrolling interest of $4.8 million, or adjusted loss per diluted share of $0.21, for the first quarter of last year. The Company generated $1.6 million in adjusted EBITDA in the first quarter of fiscal 2018, compared to $1.8 million in the first quarter of last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2018 was $163.6 million, compared to $178.8 million in the first quarter last year. Pre-tax loss for the first quarter of fiscal 2018 was $3.9 million, compared to pre-tax loss of $3.8 million in the first quarter last year.

Construction Segment - Revenue for the first quarter of fiscal 2018 was $63.4 million, compared to $78.0 million in the first quarter last year. Revenue for the first quarter of fiscal 2017 included approximately $9.0 million of equipment revenue associated with our aggressive selling efforts through alternative marketing channels for certain aged equipment inventory. Pre-tax loss for the first quarter of fiscal 2018 was $2.6 million, compared to a pre-tax loss of $2.0 million in the first quarter last year.

International Segment - Revenue for the first quarter of fiscal 2018 was $37.1 million, compared to $28.1 million in the first quarter last year. The increase in revenue is primarily due to increased equipment revenue as the result of the build out of our footprint, availability of subvention funds and positive crop conditions in certain of our markets. Pre-tax earnings for the first quarter of fiscal 2018 was $0.6 million, compared to pre-tax loss of $0.5 million in the first quarter last year.

Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal 2018 with $56.2 million of cash. The Company’s inventory level increased to $484.1 million as of April 30, 2017, compared to $478.3 million as of January 31, 2017. This inventory increase includes a $7.1 million increase in equipment inventory, which reflects an increase in new equipment inventory of $22.7 million, partially offset by a $15.6 million or 9.7% decrease in used equipment inventory. The Company had $259.6 million outstanding floorplan payables on $808.0 million total discretionary floorplan lines of credit as of April 30, 2017, compared to $233.2 million outstanding floorplan payables as of January 31, 2017.

During the first quarter of fiscal 2018, the Company repurchased $20.3 million face value of senior convertible notes with $19.3 million in cash. The Company has now retired $74.5 million or approximately

50% of the original face value of its senior convertible notes, during fiscal 2017 and the first quarter of fiscal 2018, with $65.3 million in cash.

In the first quarter of fiscal 2018, the Company’s net cash provided by operating activities was $40.9 million, compared to net cash used for operating activities of $24.9 million in the first three months of fiscal 2017. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $6.8 million in the first three months of fiscal 2018, compared to adjusted net cash used for operating activities of $5.8 million in first three months of fiscal 2017.

Mr. Meyer concluded, "The many improvements we are implementing in our operating structure combined with the deleveraging we've accomplished in the past couple years has us better positioned to generate positive earnings in the future. In addition, our cash flow generated from operations allows us to make appropriate investments in our business to take advantage of future opportunities and drive long-term profitability."

Updating Fiscal 2018 Modeling Assumptions
The Company's fiscal 2018 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture (1)	Down 10-15%	Down 10-15%
Construction (1)	Down 5-10%	Down 5-10%
International	Up 13-18%	Up 3-8%

Equipment Margin	7.0-7.5%	6.3-6.8%

Diluted EPS (2)	Slightly Positive	Slightly Positive

(1) Includes impact of closed stores
(2) Exclusive of the anticipated charges associated with our restructuring activities

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (888) 203-7337 from the U.S. International callers can dial (719) 325-2168. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 8, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 3080845.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as restructuring charges, long-lived asset impairments, gains or losses on the repurchase of senior convertible notes, gains on insurance recoveries, foreign currency remeasurement losses in Ukraine, and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, and adjusted net cash provided by operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2018, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2017	January 31, 2017
Assets
Current Assets
Cash	$56,241	$53,151
Receivables, net	62,946	60,082
Inventories	484,090	478,266
Prepaid expenses and other	7,868	10,989
Income taxes receivable	5,371	5,380
Total current assets	616,516	607,868
Noncurrent Assets
Intangible assets, net of accumulated amortization	4,980	5,001
Property and equipment, net of accumulated depreciation	159,753	156,647
Deferred income taxes	332	547
Other	1,347	1,359
Total noncurrent assets	166,412	163,554
Total Assets	$782,928	$771,422

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$20,123	$17,326
Floorplan payable	259,634	233,228
Current maturities of long-term debt	1,371	1,373
Customer deposits	23,620	26,366
Accrued expenses and other	23,636	30,533
Total current liabilities	328,384	308,826
Long-Term Liabilities
Senior convertible notes	70,361	88,501
Long-term debt, less current maturities	56,245	38,236
Deferred income taxes	4,948	9,500
Other long-term liabilities	5,694	5,180
Total long-term liabilities	137,248	141,417
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	242,938	240,615
Retained earnings	78,163	85,347
Accumulated other comprehensive loss	(3,805)	(4,783)
Total stockholders' equity	317,296	321,179
Total Liabilities and Stockholders' Equity	$782,928	$771,422

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2017	2016
Revenue
Equipment	$167,915	$184,874
Parts	56,583	57,509
Service	28,766	30,992
Rental and other	10,854	11,485
Total Revenue	264,118	284,860
Cost of Revenue
Equipment	155,517	170,324
Parts	40,357	40,501
Service	10,794	11,600
Rental and other	8,531	8,887
Total Cost of Revenue	215,199	231,312
Gross Profit	48,919	53,548
Operating Expenses	51,987	54,502
Restructuring Costs	2,344	247
Loss from Operations	(5,412)	(1,201)
Other Income (Expense)
Interest income and other income (expense)	778	137
Floorplan interest expense	(2,656)	(3,743)
Other interest expense	(2,120)	(993)
Loss Before Income Taxes	(9,410)	(5,800)
Benefit from Income Taxes	(3,478)	(1,942)
Net Loss Including Noncontrolling Interest	(5,932)	(3,858)
Less: Loss Attributable to Noncontrolling Interest	—	(174)
Net Loss Attributable to Titan Machinery Inc.	(5,932)	(3,684)
Net Loss Allocated to Participating Securities	114	68
Net Loss Attributable to Titan Machinery Inc. Common Stockholders	$(5,818)	$(3,616)

Earnings (Loss) per Share - Diluted	$(0.27)	$(0.17)
Weighted Average Common Shares - Diluted	21,373	21,203

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2017	2016
Operating Activities
Net loss including noncontrolling interest	$(5,932)	$(3,858)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	6,095	6,208
Other, net	(1,175)	(241)
Changes in assets and liabilities
Inventories	(3,814)	9,422
Manufacturer floorplan payable	51,139	(26,996)
Other working capital	(5,381)	(9,409)
Net Cash Provided by (Used for) Operating Activities	40,932	(24,874)
Investing Activities
Property and equipment purchases	(10,187)	(1,612)
Proceeds from sale of property and equipment	417	892
Other, net	21	48
Net Cash Used for Investing Activities	(9,749)	(672)
Financing Activities
Net change in non-manufacturer floorplan payable	(25,484)	25,117
Repurchase of senior convertible notes	(19,340)	(24,983)
Net proceeds from (payments on) long-term debt borrowings	17,780	(526)
Other, net	(1,123)	(158)
Net Cash Used for Financing Activities	(28,167)	(550)
Effect of Exchange Rate Changes on Cash	74	413
Net Change in Cash	3,090	(25,683)
Cash at Beginning of Period	53,151	89,465
Cash at End of Period	$56,241	$63,782

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2017	2016	% Change
Revenue
Agriculture	$163,625	$178,807	(8.5)%
Construction	63,420	78,001	(18.7)%
International	37,073	28,052	32.2%
Total	$264,118	$284,860	(7.3)%

Income (Loss) Before Income Taxes
Agriculture	$(3,897)	$(3,758)	(3.7)%
Construction	(2,633)	(2,044)	(28.8)%
International	595	(517)	215.1%
Segment income (loss) before income taxes	(5,935)	(6,319)	6.1%
Shared Resources	(3,475)	519	(769.6)%
Total	$(9,410)	$(5,800)	(62.2)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2017	2016
Net Income (Loss) Including Noncontrolling Interest
Net Income (Loss) Including Noncontrolling Interest	$(5,932)	$(3,858)
Adjustments
Gain on Repurchase of Senior Convertible Notes	(40)	(2,102)
Restructuring Costs	2,344	247
Ukraine Remeasurement (1)	—	195
Interest Rate Swap Termination & Reclassification	631	—
Total Pre-Tax Income (Loss) Adjustments	2,935	(1,660)
Less: Tax Effect of Adjustments (2)	1,174	(742)
Total Adjustments	1,761	(918)
Adjusted Net Income (Loss) Including Noncontrolling Interest	$(4,171)	$(4,776)

Adjusted EBITDA (Loss)
Net Income (Loss) Including Noncontrolling Interest	$(5,932)	$(3,858)
Interest Expense, Net of Interest Income	1,958	3,097
Provision for (Benefit from) Income Taxes	(3,478)	(1,942)
Depreciation and amortization	6,095	6,208
EBITDA (Loss)	(1,357)	3,505
Adjustments
Gain on Repurchase of Senior Convertible Notes	(40)	(2,102)
Restructuring Costs	2,344	247
Ukraine Remeasurement (1)	—	195
Interest Rate Swap Termination & Reclassification	631	—
Total Adjustments	2,935	(1,660)
Adjusted EBITDA (Loss)	$1,578	$1,845

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2017	2016
Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(0.27)	$(0.17)
Adjustments (3)
Gain on Repurchase of Senior Convertible Notes	—	(0.10)
Restructuring Costs	0.11	0.01
Ukraine Remeasurement (1)	—	0.01
Interest Rate Swap Termination & Reclassification	0.03
Total Pre-Tax Income (Loss) Adjustments	0.14	(0.08)
Less: Tax Effect of Adjustments (2)	0.06	(0.04)
Total Adjustments	0.08	(0.04)
Adjusted Earnings (Loss) per Share - Diluted	$(0.19)	$(0.21)

Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities	$40,932	$(24,874)
Net Change in Non-Manufacturer Floorplan Payable	(25,484)	25,117
Adjustment for Constant Equity in Inventory	(22,226)	(6,004)
Adjusted Net Cash Used for Operating Activities	$(6,778)	$(5,761)

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our adjusted income (loss) and earnings (loss) per share calculations.  The UAH remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our adjusted amounts in future periods.

(2) The tax effect of Adjustments was calculated using a 40% tax rate for all U.S. related items that was determined based on a 35% federal statutory rate and a blended state statutory rate of 5% and no tax effect for foreign related items as all Adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets, therefore we are not recognizing any income tax expense or benefit in these jurisdictions.

(3) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.